Exhibit 10.2

AMENDMENT NO. 2 TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment No. 2 to Executive Employment Agreement (the “Amendment”), dated September 13, 2022 (the “Effective Date”), is between ULTRAGENYX PHARMACEUTICAL INC. (the “Company”) and EMIL D. KAKKIS, M.D., PH.D. (the “Executive”). Capitalized terms used but not defined herein have the meanings given to them in the Agreement (as defined below).

WHEREAS, the Company and the Executive are parties to that certain Executive Employment Agreement, dated as of June 15, 2011, as amended by Amendment No. 1 to Executive Employment Agreement dated as of August 8, 2014 (the “Agreement”); and

WHEREAS, the Company and the Executive now desire to amend certain terms of the Agreement in accordance with the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, the parties agree as follows:

1.
Section III.B. of the Agreement is hereby deleted in its entirety and replaced with the following:

“B. Severance. Except in situations where the employment of Executive is terminated For Cause, By Death or By Disability (as defined in Section IV below), in the event that the Company terminates Executive’s employment at any time, Executive will be eligible to receive the following (collectively, the “Severance Benefits”):

(i) An amount equivalent to (x) 24 months of Executive’s then-current Base Salary, plus (y) Executive’s target bonus for the year in which such termination occurs (collectively, the “Severance Amount”), payable in equal installments over the 24-month period following such termination in accordance with the Company’s standard payroll practices commencing on the Company’s first regular payroll date that follows the 60th day after the Executive’s date of termination (with the first payment including the accrued installments of the Severance Amount between the Executive’s date of termination and the date of the first payment); provided, however that if such termination occurs on or within the 12-month period following a Covered Transaction (as defined below), the Severance Amount shall instead equal (A) 24 months of Executive’s then-current Base Salary, plus (y) two times Executive’s target bonus for the year in which such termination occurs.

(ii) Subject to Executive’s timely and proper election of health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), reimbursement on a monthly basis for the monthly COBRA premium paid by Executive for Executive and his dependents (the “COBRA Reimbursement”), payable on the first regularly scheduled pay date in the calendar month immediately following the calendar month in which Executive submits to the Company documentation of the applicable premium payment having been paid by Executive (which shall be submitted within 30 days of payment). Executive shall be eligible to receive the COBRA Reimbursement until the earliest of (x) the second anniversary of the date of such termination; (y) the date on which Executive becomes eligible to receive coverage from another employer or other source; or (z) the date Executive is no longer eligible to receive COBRA continuation coverage; provided, however, that if Executive ceases to be eligible for COBRA (other than as a result of becoming eligible for Medicare or coverage under other group health plans), the Company shall pay to Executive within 30 days following the date Executive ceases to be so eligible a lump sum amount equal to (A) 24, less the number of months of COBRA that have been previously been reimbursed as of such date, multiplied by (B) the amount of the COBRA premiums paid in the final month of COBRA eligibility. Notwithstanding the foregoing, if the Company’s payments under this paragraph would violate applicable law or result in the imposition of penalties under applicable law, the parties agree to reform this paragraph in a manner as is necessary to comply with applicable law.

Executive’s eligibility for the Severance Benefits is conditioned on Executive having first signed a release agreement in the form attached as Exhibit A and such release becoming effective within 60 days following the Executive’s date of termination. For the avoidance of doubt, Executive shall not be entitled to any Severance Benefits if Executive’s employment is terminated For Cause, By Death or By Disability or if Executive’s employment is terminated by Executive (except as otherwise provided in Section V.B, below).

2.
Sections V.B. and V.C. of the Agreement is hereby deleted in its entirety and replaced with the following:

“B. Termination for Good Reason. In the event Executive terminates his employment for Good Reason (as defined below), Executive will be eligible to receive the Severance Benefits on the terms set forth in Section III.B. above, including the enhanced Severance Benefits in the event such termination occurs on or within 12 months following a Covered Transaction. Thereafter all obligations of the Company or its successor under this Agreement shall cease.

For purposes of this Agreement, “Good Reason” shall mean any of the following events if the event is effected by the Company without the consent of Executive: (A) a change in Executive’s position with the Company which materially reduces Executive’s level of responsibility; (B) a material reduction in Executive’s Base Salary, except for reductions that are comparable to reductions generally applicable to similarly situated executives of the Company; or (C) a relocation of Executive’s principal place of employment by more than 50 miles. Notwithstanding the foregoing, Executive’s termination shall only be for Good Reason if (x) Executive provides written notice to the Company of the Good Reason within 90 days of the event constituting Good Reason, (y) the Company fails to cure the Good Reason within a 30-day period following such notice, and (z) Executive’s termination is effective within 30 days following the expiration of such cure period.

3.
Except as otherwise expressly amended herein, all terms and provisions of the Agreement shall remain in full force and effect.
4.
In the event of a conflict between the provisions of this Amendment and the provisions of the Agreement, the provisions of this Amendment shall control.
5.
This Amendment shall be governed by and construed in accordance with the laws of the State of California.
6.
This Amendment may be executed simultaneously in two or more counterparts, and by PDF or other electronic transmission, each of which counterparts shall be deemed an original, but all of which together shall constitute one and the same instrument, provided that all such counterparts, in the aggregate, shall contain the signatures of all parties hereto.

[Signature page(s) follow]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the Effective Date.

ULTRAGENYX PHARMACEUTICAL INC. EMIL D. KAKKIS, M.D., PH.D.

By: /s/ Ernie Meyer /s/ Emil D. Kakkis, M.D., Ph.D.

Name: Ernie Meyer Signature

Title: EVP, Chief Human Resources Officer